Filed Pursuant to Rule 424(b)(2)
Registration No. 333-216286

The information in this preliminary Pricing Supplement is not complete and may be changed. This preliminary Pricing Supplement and the accompanying Prospectus Supplement and Prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated August 21, 2017 PRICING SUPPLEMENT No. PS-204 dated , 2017 (To Prospectus Supplement dated March 28, 2017 and Prospectus dated March 28, 2017)

Canadian Imperial Bank of Commerce
$
Senior Global Medium-Term Notes (Structured Notes)
Capped Leveraged Buffered Basket-Linked Notes due

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be the third scheduled business day after the determination date) is based on the performance of a weighted basket comprised of the EURO STOXX 50® Index (37.00% weighting), the FTSE® 100 Index (23.00% weighting), TOPIX (23.00% weighting), the Swiss Market Index (9.00% weighting) and the S&P/ASX 200 Index (8.00% weighting) (the “basket”) as measured from the trade date to and including the determination date (expected to be between 22 and 25 months after the trade date). The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for the basket underlier, of: (i) the final basket underlier level divided by the initial basket underlier level (set on the trade date and may be higher or lower than the actual closing level of the basket underlier on the trade date) multiplied by (ii) the applicable initial weighted value for each basket underlier. If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive, subject to the maximum settlement amount (expected to be between $1,286.28 and $1,336.60 for each $1,000 face amount of your notes). If the final basket level declines by up to 15.00% from the initial basket level, you will receive the face amount of your notes. If the final basket level declines by more than 15.00% from the initial basket level, the return on your notes will be negative.  You could lose your entire investment in the notes.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•                  if the basket return is positive (i.e. the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 1.7 times (c) the basket return, subject to the maximum settlement amount;

•                  if the basket return is zero or negative but not below -15.00% (i.e. the final basket level is equal to or is less than the initial basket level, but not by more than 15.00%), $1,000; or

•                  if the basket return is negative and is below -15.00% (i.e. the final basket level is less than the initial basket level by more than 15.00%), the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.1765 times (b) the sum of the basket return plus 15.00% times (c) $1,000.

Declines in one basket underlier may offset increases in the other basket underliers. Due to the unequal weighting of each basket underlier, the performances of the EURO STOXX 50® Index, the FTSE® 100 Index and TOPIX will have a significantly larger impact on your return on the notes than the performance of the Swiss Market Index or the S&P/ASX 200 Index.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Additional Risk Factors Specific to Your Notes” in this Pricing Supplement.

Our estimated value of the notes on the trade date, based on our internal pricing models, is expected to be between $972.00 and $992.00 per note. The estimated value is expected to be less than the initial issue price of the notes. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

	Initial Issue Price	Price to Public	Agent’s Commission	Proceeds to Issuer
Per Note	$1,000	100%	0.00%	100.00%
Total	$	$	$	$

The notes are unsecured obligations of Canadian Imperial Bank of Commerce and all payments on the notes are subject to the credit risk of Canadian Imperial Bank of Commerce. The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these securities or determined if this Pricing Supplement or the accompanying Product Supplement No. 6, accompanying General Terms Supplement No. 1, accompanying Prospectus Supplement and accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The issue price, agent’s commission and net proceeds listed above relate to the notes we will sell initially.  We may decide to sell additional notes after the date of this Pricing Supplement, at issue prices and with agent’s commissions and net proceeds that differ from the amounts set forth above.  The return (whether positive or negative) on your investment will depend in part on the issue price you pay for your notes.

CIBC World Markets Corp. or one of our other affiliates may use this Pricing Supplement in a market-making transaction in a note after its initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this Pricing Supplement is being used in a market-making transaction.

We will deliver the notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about            , 2017 against payment in immediately available funds.

CIBC World Markets

Capped Leveraged Buffered Basket-Linked Notes due

ABOUT THIS PRICING SUPPLEMENT

You should read this Pricing Supplement together with the Prospectus dated March 28, 2017 (the “Prospectus”), the Prospectus Supplement dated March 28, 2017 (the “Prospectus Supplement”), the General Terms Supplement No. 1, dated May 1, 2017 (the “General Terms Supplement”), and the Product Supplement No. 6 (the “Product Supplement No. 6”), dated May 1, 2017, each relating to our Senior Global Medium-Term Notes (Structured Notes), for additional information about the notes. Information in this Pricing Supplement supersedes information in the Product Supplement No. 6, the General Terms Supplement, the Prospectus Supplement and the Prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the Product Supplement No. 6, the General Terms Supplement, the Prospectus Supplement or the Prospectus.

You should rely only on the information contained in or incorporated by reference in this Pricing Supplement, the accompanying Product Supplement No. 6, the accompanying General Terms Supplement, the accompanying Prospectus Supplement and the accompanying Prospectus. This Pricing Supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this Pricing Supplement, the accompanying Product Supplement No. 6, the accompanying General Terms Supplement, the accompanying Prospectus Supplement and the accompanying Prospectus, and in the documents referred to in this Pricing Supplement, the Product Supplement No. 6, the General Terms Supplement, the Prospectus Supplement and the Prospectus and which are made available to the public. We have not, and CIBC World Markets Corp. (“CIBCWM”) has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and CIBCWM is not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this Pricing Supplement, the accompanying Product Supplement No. 6, the accompanying General Terms Supplement, the accompanying Prospectus Supplement or the accompanying Prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this Pricing Supplement, nor the accompanying Product Supplement No. 6, nor the accompanying General Terms Supplement, nor the accompanying Prospectus Supplement, nor the accompanying Prospectus constitutes an offer, or an invitation on our behalf or on behalf of CIBCWM, to subscribe for and purchase any of the notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this Pricing Supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the Product Supplement No. 6, the General Terms Supplement, the Prospectus Supplement and the Prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•                                          Product Supplement No. 6, dated May 1, 2017: https://www.sec.gov/Archives/edgar/data/1045520/000110465917028390/a17-10322_19424b2.htm

•                                          General Terms Supplement No. 1, dated May 1, 2017:  https://www.sec.gov/Archives/edgar/data/1045520/000110465917028383/a17-10322_18424b2.htm

•                                          Prospectus Supplement dated March 28, 2017 and Prospectus dated March 28, 2017 filed with the SEC on March 28, 2017:

https://www.sec.gov/Archives/edgar/data/1045520/000110465917019619/a17-8647_1424b3.htm

PRS-2

Capped Leveraged Buffered Basket-Linked Notes due

SUMMARY INFORMATION

We refer to the notes we are offering by this Pricing Supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. The notes will be issued under the indenture, dated as of September 15, 2012, between the Bank and Deutsche Bank Trust Company Americas, as trustee, which we refer to herein as the indenture. This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Underlier-Linked Notes” in the accompanying Product Supplement No. 6 and “Supplemental Terms of the Notes” in the accompanying General Terms Supplement. Please note that certain features, as noted below, described in the accompanying Product Supplement No. 6 and General Terms Supplement are not applicable to the notes. This Pricing Supplement supersedes any conflicting provisions of the accompanying Product Supplement No. 6 or the accompanying General Terms Supplement.

Key Terms

Issuer: Canadian Imperial Bank of Commerce

Basket underliers: the EURO STOXX 50® Index (Bloomberg symbol, “SX5E Index”), as published by STOXX Limited (“STOXX”); the FTSE® 100 Index (Bloomberg symbol, “UKX Index”), as published by FTSE International Limited (“FTSE”); the TOPIX (Bloomberg symbol, “TPX Index”), as maintained by the Tokyo Stock Exchange, Inc. (“TSE”); the Swiss Market Index (Bloomberg symbol, “SMI Index”), as published by SIX Group Ltd. (“SIX Group”); and the S&P/ASX 200 Index (Bloomberg symbol, “AS51 Index”), as published by S&P Dow Jones Indices LLC (“S&P”); see “The Basket and the Basket Underliers” in this Pricing Supplement

Specified currency: U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying Product Supplement No. 6:

•                  type of notes: notes linked to a basket of underliers

•                  exchange rates: not applicable

•                  averaging dates: not applicable

•                  redemption right or price dependent redemption right: not applicable

•                  cap level: yes, as described below

•                  buffer level: yes, as described below

•                  interest: not applicable

Face amount: each note will have a face amount of $1,000; $                                            in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the Issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this Pricing Supplement

Minimum Investment: $1,000 (one note)

Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Purchase at amount other than face amount: the amount we will pay you on the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or a discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. Additionally, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” in this Pricing Supplement.

Cash settlement amount (on the stated maturity date): for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•                  if the final basket level is greater than or equal to the cap level, the maximum settlement amount;

•                  if the final basket level is greater than the initial basket level but less than the cap level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the basket return;

PRS-3

Capped Leveraged Buffered Basket-Linked Notes due

•                  if the final basket level is equal to or less than the initial basket level but greater than or equal to the buffer level, $1,000; or

•                  if the final basket level is less than the buffer level, the sum of (i) $1,000 plus (ii) the product of (a) the buffer rate times (b) the sum of the basket return plus the buffer amount times (c) $1,000.

Initial basket level: 100

Initial weighted value: the initial weighted value for each of the basket underliers is expected to equal the product of the initial weight of such basket underlier times the initial basket level. The initial weight of each basket underlier is shown in the table below:

Basket Underlier	Initial Weight in Basket
EURO STOXX 50® Index	37.00%
FTSE® 100 Index	23.00%
TOPIX	23.00%
Swiss Market Index	9.00%
S&P/ASX 200 Index	8.00%

Initial EURO STOXX 50® Index level (set on the trade date and may be higher or lower than the actual closing level of such basket underlier on the trade date):

Initial FTSE® 100 Index level (set on the trade date and may be higher or lower than the actual closing level of such basket underlier on the trade date):

Initial TOPIX level (set on the trade date and may be higher or lower than the actual closing level of such basket underlier on the trade date):

Initial Swiss Market Index level (set on the trade date and may be higher or lower than the actual closing level of such basket underlier on the trade date):

Initial S&P/ASX 200 Index level (set on the trade date and may be higher or lower than the actual closing level of such basket underlier on the trade date):

Final EURO STOXX 50® Index level: the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” in the accompanying General Terms Supplement and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” in the accompanying General Terms Supplement

Final FTSE® 100 Index level: the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” in the accompanying General Terms Supplement and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” in the accompanying General Terms Supplement

Final TOPIX level: the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” in the accompanying General Terms Supplement and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” in the accompanying General Terms Supplement

Final Swiss Market Index level: the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” in the accompanying General Terms Supplement and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” in the accompanying General Terms Supplement

PRS-4

Capped Leveraged Buffered Basket-Linked Notes due

Final S&P/ASX 200 Index level: the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” in the accompanying General Terms Supplement and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” in the accompanying General Terms Supplement

Final basket level: the sum of the following: (1) the final EURO STOXX 50® Index level divided by the initial EURO STOXX 50® Index level, multiplied by the initial weighted value of the EURO STOXX 50® Index plus (2) the final FTSE® 100 Index level divided by the initial FTSE® 100 Index level, multiplied by the initial weighted value of the FTSE® 100 Index plus (3) the final TOPIX level divided by the initial TOPIX level, multiplied by the initial weighted value of the TOPIX plus (4) the final Swiss Market Index level divided by the initial Swiss Market Index level, multiplied by the initial weighted value of the Swiss Market Index plus (5) the final S&P/ASX 200 Index level divided by the initial S&P/ASX 200 Index level, multiplied by the initial weighted value of the S&P/ASX 200 Index

Basket return: the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a positive or negative percentage

Upside participation rate: 170.00%

Cap level (set on the trade date): expected to be between 116.84% and 119.80% of the initial basket level

Maximum settlement amount (set on the trade date): expected to be between $1,286.28 and $1,336.60

Buffer level: 85.00% of the initial basket level

Buffer amount: 15.00%

Buffer rate: the quotient of the initial basket level divided by the buffer level, which equals approximately 117.65%

Trade date:              , 2017

Original issue date (settlement date) (set on the trade date): expected to be the fifth scheduled business day following the trade date

Determination date (set on the trade date): a specified date that is expected to be between 22 and 25 months following the trade date, subject to adjustment as described under “Supplemental Terms of the Notes — Determination Date” in the accompanying General Terms Supplement

Stated maturity date (set on the trade date): a specified date that is expected to be the third scheduled business day following the determination date, subject to adjustment as described under “Supplemental Terms of the Notes — Stated Maturity Date” in the accompanying General Terms Supplement

No interest: the offered notes do not bear interest

No listing: the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption: the offered notes will not be subject to redemption right or price dependent redemption right

Closing level: as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” in the accompanying General Terms Supplement

Business day: as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” in the accompanying General Terms Supplement

Trading day: (i) with respect to each of the EURO STOXX 50® Index, the FTSE® 100 Index and the TOPIX, as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” in the accompanying General Terms Supplement and (ii) with respect to each of the Swiss Market Index and the S&P/ASX 200 Index, a day on which the respective principal securities markets for all of such basket underlier stocks are open for trading, such basket underlier sponsor is open for business and such basket underlier is calculated and published by such underlier sponsor. Although an underlier sponsor may publish an underlier level with respect to a basket underlier on a day when one or more of the principal securities markets for such basket underlier stocks are closed, that day would not be a trading day for purposes of such basket underlier

Use of proceeds and hedging: as described under “Use of Proceeds” and “Hedging” in the accompanying Product Supplement No. 6

PRS-5

Capped Leveraged Buffered Basket-Linked Notes due

ERISA: as described under “Certain U.S. Benefit Plan Investor Considerations” in the accompanying Product Supplement No. 6

Calculation agent: Canadian Imperial Bank of Commerce.  We may appoint a different calculation agent without your consent and without notifying you

CUSIP no.: 13605WFH9

ISIN no.:  US13605WFH97

Status: The notes will constitute direct, unsubordinated and unsecured obligations of CIBC ranking equally with all other direct, unsecured and unsubordinated indebtedness of CIBC from time to time outstanding (except as otherwise prescribed by law). The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction

Clearance and Settlement:  We will issue the notes in the form of a fully registered global note registered in the name of the nominee of DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except in the limited circumstances described in the accompanying Prospectus, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture

PRS-6

Capped Leveraged Buffered Basket-Linked Notes due

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical basket closing levels or hypothetical closing levels of the basket underliers, as applicable, on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels and closing levels of the basket underliers that are entirely hypothetical; no one can predict what the level of the basket will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date. The basket underliers have been highly volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates, the volatility of the basket underliers and the creditworthiness of CIBC. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by CIBC) will be less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Bank’s Estimated Value of the Notes Is Lower than the Original Issue Price (Price to Public) of the Notes” in this Pricing Supplement and “The Bank’s Estimated Value of the Notes” in this Pricing Supplement. The information in the following hypothetical examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	170.00%
Cap level	116.84% of the initial basket level
Maximum settlement amount	$1,286.28
Buffer level	85.00% of the initial basket level
Buffer rate	approximately 117.65%
Buffer amount	15.00%
Hypothetical initial level of each basket underlier	100.00

•                  Neither a market disruption event nor a non-trading day occurs with respect to any basket underlier on the originally scheduled determination date

•                  No change in or affecting any of the basket underliers or the method by which any of the underlier sponsors calculates the EURO STOXX 50® Index, the FTSE® 100 Index, TOPIX, the Swiss Market Index or the S&P/ASX 200 Index, respectively

•                  Notes purchased on original issue date at the face amount and held to the stated maturity date

Moreover, we have not yet set the initial EURO STOXX 50® Index level, the initial FTSE® 100 Index level, the initial TOPIX level, the initial Swiss Market Index level or the initial S&P/ASX 200 Index level that will serve as the baselines for determining the basket return and the cash settlement amount, if any, that we will pay on your notes at maturity. We will not do so until the trade date. As a result, the actual initial EURO STOXX 50® Index level, the initial FTSE® 100 Index level, the initial TOPIX level, the initial Swiss Market Index level and the initial S&P/ASX 200 Index level may differ substantially from the current level of such basket underlier prior to the trade date and may be higher or lower than the actual

PRS-7

Capped Leveraged Buffered Basket-Linked Notes due

closing level of each basket underlier on the trade date. They may also differ substantially from the level of such basket underlier at the time you purchase your notes.

For these reasons, the actual performance of the basket over the life of your notes, as well as the cash settlement amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical level of each basket underlier shown elsewhere in this Pricing Supplement. For information about the historical level of each basket underlier during recent periods, see “The Basket and the Basket Underliers — Historical Closing Levels of the Basket Underliers” below. Before investing in the offered notes, you should consult publicly available information to determine the level of the basket underliers between the date of this Pricing Supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket underliers.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
200.000%	128.628%
175.000%	128.628%
150.000%	128.628%
130.000%	128.628%
120.000%	128.628%
116.840%	128.628%
115.000%	125.500%
110.000%	117.000%
105.000%	108.500%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
85.000%	100.000%
75.000%	88.235%
50.000%	58.824%
25.000%	29.412%
0.000%	0.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 29.412% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose approximately 70.588% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). In addition, if the final basket level were determined to be 150.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 128.628% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit

PRS-8

Capped Leveraged Buffered Basket-Linked Notes due

from any increase in the final basket level of greater than 116.840% of the initial basket level.

The following chart shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than 85.000% (the section left of the 85.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of greater than or equal to 116.840% (the section right of the 116.840% marker on the horizontal axis) would result in a capped return on your investment.

The following examples illustrate the hypothetical cash settlement amount at maturity for each note based on hypothetical final levels of the basket underliers, calculated based on the key terms and assumptions above. The levels in Column A represent hypothetical initial levels for each basket underlier, and the levels in Column B represent hypothetical final levels for each basket underlier. The percentages in Column C represent hypothetical final levels for each basket underlier in Column B expressed as percentages of the corresponding hypothetical initial levels in Column A. The amounts in Column D represent the applicable initial weighted value for each basket underlier, and the amounts in Column E represent the products of the percentages in Column C times the corresponding amounts in Column D. The final basket level for each example is shown beneath each example, and will equal the

PRS-9

Capped Leveraged Buffered Basket-Linked Notes due

sum of the products shown in Column E. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage. The values below have been rounded for ease of analysis.

The hypothetical initial level for each basket underlier of 100.00 has been chosen for illustrative purposes only and may not represent a likely initial level for that basket underlier. For historical data regarding the actual historical levels of the basket underliers, please see the historical information set forth below under “The Basket and the Basket Underliers.”

Example 1: The final basket level is greater than the cap level. The cash settlement amount equals the maximum settlement amount.

	Column A	Column B	Column C	Column D	Column E

Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
EURO STOXX 50® Index	100.00	140.00	140.00%	37.00	51.80
FTSE® 100 Index	100.00	140.00	140.00%	23.00	32.20
TOPIX	100.00	140.00	140.00%	23.00	32.20
Swiss Market Index	100.00	140.00	140.00%	9.00	12.60
S&P/ASX 200 Index	100.00	140.00	140.00%	8.00	11.20
				Final Basket Level:	140.00
				Basket Return:	40.00%

In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable hypothetical initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100.00. Since the hypothetical final basket level was determined to be 140.00, the hypothetical cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount of $1,286.28 for each $1,000 face amount of your notes (i.e. 128.628% of each $1,000 face amount of your notes).

Example 2: The final basket level is greater than the initial basket level but less than the cap level.

	Column A	Column B	Column C	Column D	Column E

Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
EURO STOXX 50® Index	100.00	101.00	101.00%	37.00	37.37
FTSE® 100 Index	100.00	102.00	102.00%	23.00	23.46
TOPIX	100.00	103.00	103.00%	23.00	23.69
Swiss Market Index	100.00	108.00	108.00%	9.00	9.72
S&P/ASX 200 Index	100.00	120.00	120.00%	8.00	9.60
				Final Basket Level:	103.84
				Basket Return:	3.84%

In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable hypothetical initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100.00. Since the hypothetical final basket level was determined to be 103.84, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 170% × 3.84%) = $1,065.28

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Capped Leveraged Buffered Basket-Linked Notes due

Example 3: The final basket level is less than the initial basket level, but greater than the buffer level. The cash settlement amount equals the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E

				Initial
	Hypothetical	Hypothetical	Column B /	Weighted	Column C x
Basket Underlier	Initial Level	Final Level	Column A	Value	Column D
EURO STOXX 50® Index	100.00	95.00	95.00%	37.00	35.15
FTSE® 100 Index	100.00	95.00	95.00%	23.00	21.85
TOPIX	100.00	95.00	95.00%	23.00	21.85
Swiss Market Index	100.00	95.00	95.00%	9.00	8.55
S&P/ASX 200 Index	100.00	95.00	95.00%	8.00	7.60
				Final Basket Level:	95.00
				Basket Return:	-5.00%

In this example, all of the hypothetical final levels for the basket underliers are less than the applicable initial levels, which results in the hypothetical final basket level being less than the initial basket level of 100.00. Since the hypothetical final basket level of 95.00 is greater than the buffer level of 85.00% of the initial basket level but less than the initial basket level of 100, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal the face amount of the note, or $1,000.

Example 4: The final basket level is less than the buffer level. The cash settlement amount is less than the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E

Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
EURO STOXX 50® Index	100.00	40.00	40.00%	37.00	14.80
FTSE® 100 Index	100.00	100.00	100.00%	23.00	23.00
TOPIX	100.00	100.00	100.00%	23.00	23.00
Swiss Market Index	100.00	135.00	135.00%	9.00	12.15
S&P/ASX 200 Index	100.00	135.00	135.00%	8.00	10.80
				Final Basket Level:	83.75
				Basket Return:	-16.25%

In this example, the hypothetical final level of the EURO STOXX 50® Index is less than its hypothetical initial level, while the hypothetical final levels of the FTSE® 100 Index and TOPIX are equal to their applicable hypothetical initial levels and the hypothetical final levels of the Swiss Market Index and S&P/ASX 200 Index are greater than their applicable initial levels.

Because the basket is unequally weighted, increases in the lower weighted basket underliers will be offset by decreases in the more heavily weighted basket underliers. In this example, the large decline in the EURO STOXX 50® Index results in the hypothetical final basket level being less than the buffer level of 85.00% of the initial basket level even though the FTSE® 100 Index and TOPIX remained flat and the Swiss Market Index and the S&P/ASX 200 Index increased.

Since the hypothetical final basket level of 83.75 is less than the buffer level of 85.00% of the initial basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 117.65% × (-16.25% + 15.00%)) = $985.29

PRS-11

Capped Leveraged Buffered Basket-Linked Notes due

Example 5: The final basket level is less than the buffer level. The cash settlement amount is less than the $1,000 face amount

	Column A	Column B	Column C	Column D	Column E

Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
EURO STOXX 50® Index	100.00	50.00	50.00%	37.00	18.50
FTSE® 100 Index	100.00	60.00	60.00%	23.00	13.80
TOPIX	100.00	60.00	60.00%	23.00	13.80
Swiss Market Index	100.00	65.00	65.00%	9.00	5.85
S&P/ASX 200 Index	100.00	55.00	55.00%	8.00	4.40
				Final Basket Level:	56.35
				Basket Return:	-43.65%

In this example, the hypothetical final levels for all of the basket underliers are less than the applicable hypothetical initial levels, which results in the hypothetical final basket level being less than the initial basket level of 100.00. Since the hypothetical final basket level of 56.35 is less than the buffer level of 85.00% of the initial basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 117.65% × (-43.65% + 15.00%)) = $662.94

The cash settlement amounts shown above are entirely hypothetical; they are based on levels of the basket underliers that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in the accompanying Product Supplement No. 6.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this Pricing Supplement.

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Capped Leveraged Buffered Basket-Linked Notes due

We cannot predict the actual final basket level on the determination date, nor can we predict the relationship between the level of each basket underlier and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive, if any, on the stated maturity date and the rate of return on the offered notes will depend on the initial level of each basket underlier, the cap level and the maximum settlement amount, which we will set on the trade date, and the actual basket return determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the hypothetical cash settlement amounts shown in the tables, examples and charts above.

PRS-13

Capped Leveraged Buffered Basket-Linked Notes due

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described under “Risk Factors” in the accompanying Prospectus, under “Risk Factors” in the accompanying Prospectus Supplement, under “Additional Risk Factors Specific to the Notes” in the accompanying General Terms Supplement, and under “Additional Risk Factors Specific to the Underlier-Linked Notes” in the accompanying Product Supplement No. 6. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying Prospectus, the accompanying Prospectus Supplement, the accompanying General Terms Supplement and the accompanying Product Supplement No. 6. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., with respect to a basket underlier to which your notes are linked, the stocks comprising such basket underlier. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Notes Are Subject to the Credit Risk of the Bank

Although the return on the notes will be based on the performance of the basket underliers, the payment of any amount due on the notes is subject to the credit risk of the Bank, as issuer of the notes. The notes are our unsecured obligations. As further described in the accompanying Prospectus and Prospectus Supplement, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. See “Description of Senior Debt Securities — Ranking” on page 2 of the accompanying Prospectus.

The Amount Payable on Your Notes Is Not Linked to the Level of Each Basket Underlier at Any Time Other than the Determination Date

The final basket level will be based on the closing levels of the basket underliers on the determination date (subject to adjustment as described elsewhere in this Pricing Supplement). Therefore, if the closing levels of the basket underliers dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing levels of the basket underliers prior to such drop in the levels of the basket underliers. Although the actual levels of the basket underliers on the stated maturity date or at other times during the life of your notes may be higher than the closing levels of the basket underliers on the determination date, you will not benefit from the closing levels of the basket underliers at any time other than on the determination date.

You May Lose Your Entire Investment in the Notes

You may lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of a weighted basket comprised of the EURO STOXX 50® Index, the FTSE® 100 Index, the TOPIX, the Swiss Market Index and the S&P/ASX 200 Index as measured from the initial basket level of 100 to the final basket level on the determination date. If the final basket level for your notes is less than the buffer level, you will lose, for each $1,000 of the face amount of your notes, an amount equal to the product of the buffer rate times the sum of the basket return plus the buffer amount times $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive significantly less than the amount of your investment in the notes.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-index-linked debt security of

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Capped Leveraged Buffered Basket-Linked Notes due

comparable maturity that bears interest at a prevailing market rate.

The Potential for the Value of Your Notes to Increase Will Be Limited by the Maximum Settlement Amount

Your ability to participate in any change in the value of the basket over the life of your notes will be limited because of the cap level. The maximum settlement amount will limit the cash settlement amount you may receive for each of your notes at maturity, no matter how much the level of the basket may rise beyond the cap level over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the basket or any of the basket underliers.

The Lower Performance of One Basket Underlier May Offset an Increase in the Other Basket Underliers

Declines in the level of one basket underlier may offset increases in the levels of the other basket underliers. As a result, any return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity. In addition, because the basket underliers are not equally weighted, increases in the lower weighted basket underliers may be offset by even small decreases in the more heavily weighted basket underliers.

The Notes Will Not Be Listed on Any Securities Exchange and We Do Not Expect A Trading Market For the Notes to Develop

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although CIBCWM and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop for the notes. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to the stated maturity date. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to the stated maturity date.

The Historical Performance of the Basket Underliers Should Not Be Taken as an Indication of their Future Performance

The final level of the basket underliers will determine the amount to be paid on the notes at maturity. The historical performance of the basket underliers do not necessarily give an indication of their future performance. As a result, it is impossible to predict whether the level of the basket underliers will rise or fall during the term of the notes. The level of each basket underlier will be influenced by complex and interrelated political, economic, financial and other factors.

You Have No Shareholder Rights or Rights to Receive Any Basket Underlier Stock

Investing in the notes will not make you a holder of any of the basket underlier stocks. Neither you nor any other holder or owner of the notes will have any rights with respect to the basket underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the basket underlier stocks or any other rights of a holder of the basket underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any basket underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this Pricing Supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this Pricing Supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase

PRS-15

Capped Leveraged Buffered Basket-Linked Notes due

notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the buffer level and the cap level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the cap level will only permit a lower positive return on your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount. Similarly, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities

The value of your notes is linked to basket underliers that are comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom has voted to leave the European Union (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular.  Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

There are Potential Conflicts of Interest Between You and the Calculation Agent

The calculation agent will, among other things, determine the cash settlement amount payable at maturity of the notes. We will serve as the calculation agent. We may appoint a different calculation agent without your consent and without notifying you. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting a basket underlier has occurred. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates or a similarly situated party to unwind our hedge positions. Since this determination by the calculation agent will affect the payment at maturity on the notes, the calculation agent may have a conflict of interest if it needs to make a determination of this kind. See “General Terms of the Underlier-Linked Notes — Role of Calculation Agent” in the accompanying Product Supplement No. 6.

PRS-16

Capped Leveraged Buffered Basket-Linked Notes due

The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which CIBCWM or any other party is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude underwriting commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price. The cost of hedging includes the projected profit that we, our affiliates or any third-party who may conduct hedging activities related to the notes, including any dealer in the notes, may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by CIBCWM as a result of dealer discounts, mark-ups or other transaction costs. Furthermore, if the dealer from which you purchase notes is to conduct trading and hedging activities for us in connection with the notes, that dealer may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for the dealer to sell the notes to you, in addition to the compensation they would receive for the sale of the notes.

The Bank’s Estimated Value of the Notes Is Lower than the Original Issue Price (Price to Public) of the Notes

The Bank’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds the Bank’s estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, are included in the original issue price of the notes. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

The Bank’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates

The Bank’s estimated value of the notes is determined by reference to the Bank’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the Bank’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which CIBCWM or any other person would be willing to buy notes from you in secondary market transactions. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

The Bank’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt

The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

We Cannot Control Actions By Any of the Unaffiliated Companies Whose Securities are Included in the Basket Underliers

Actions by any company whose securities are included in any of the basket underliers may have an adverse effect on the price of its security, the final basket level and the value of the notes. These companies will not be involved in the offering of the notes and will have no obligations with respect to the notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the

PRS-17

Capped Leveraged Buffered Basket-Linked Notes due

proceeds of the offering of the notes and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies will not be involved with the administration, marketing or trading of the notes and will have no obligations with respect to the cash settlement amount to be paid to you at maturity.

We and Our Respective Affiliates Have No Affiliation with the Sponsor of any of the Basket Underliers and Have Not Independently Verified Its Public Disclosure of Information

We and our respective affiliates are not affiliated in any way with the sponsor of any of the basket underliers and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the respective basket underliers. We have derived the information about the sponsor of each of the basket underliers and each of the basket underliers contained herein from publicly available information, without independent verification. You, as an investor in the notes, should make your own investigation into the basket underliers and the sponsors of the basket underliers. None of the sponsors of the basket underliers is involved in the offering of the notes made hereby in any way or has any obligation to consider your interest as an owner of notes in taking any actions that might affect the value of the notes.

The U.S. Federal Tax Consequences of An Investment in the Notes Are Unclear

There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the U.S. Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid cash-settled derivative contracts. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. The U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  See “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying Product Supplement No. 6.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. Both U.S. and non-U.S. persons considering an investment in the notes should review carefully the section of the accompanying Product Supplement No. 6 entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

There Can Be No Assurance that the Canadian Federal Income Tax Consequences of an Investment in the Notes Will Not Change in the Future

There can be no assurance that Canadian federal income tax laws, the judicial interpretation thereof, or the administrative policies and assessing practices of the Canada Revenue Agency will not be changed in a manner that adversely affects investors. For a discussion of the Canadian federal income tax consequences of investing in the notes, please read the section of this Pricing Supplement entitled  “Certain Canadian Federal Income Tax Considerations” as well as the section entitled “Material Income Tax Consequences — Canadian Taxation” in the accompanying Prospectus. You should consult your tax advisor with respect to your own particular situation.

PRS-18

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THE BASKET AND THE BASKET UNDERLIERS

The Basket

The basket is comprised of five basket underliers with the following initial weights within the basket: the EURO STOXX 50® Index (37.00% weighting), the FTSE® 100 Index (23.00% weighting), the TOPIX (23.00% weighting), the Swiss Market Index (9.00% weighting) and the S&P/ASX 200 Index (8.00% weighting).

The EURO STOXX 50® Index

The EURO STOXX 50® Index is a free-float market capitalization-weighted index of 50 European blue-chip stocks and was created by and is sponsored and maintained by STOXX Limited. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The 50 stocks included in the EURO STOXX 50® Index trade in Euros, and are allocated, based on their country of incorporation, primary listing and largest trading volume, to one of the following countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain, which we refer to collectively as the Eurozone. The level of the EURO STOXX 50® Index is disseminated on the STOXX website. STOXX is under no obligation to continue to publish the index and may discontinue publication of it at any time. Additional information regarding the EURO STOXX 50® Index may be obtained from the STOXX website: stoxx.com. We are not incorporating by reference the website or any material it includes in this Pricing Supplement.

The top ten constituent stocks of the EURO STOXX 50® Index as of June 30, 2017, by weight, are: Total SA (4.62%), Siemens AG (4.39%), Sanofi SA (4.13%), Bayer AG (4.02%), SAP SE (3.92%), Banco Santander SA (3.63%), Allianz SE (3.38%), Unilever NV (3.26%), BASF SE (3.20%), and Anheuser-Busch InBev NV (3.08%); constituent weights may be found at stoxx.com/index-details?symbol=sx5e under “Data — Factsheet Information” and are updated periodically.

As of June 30, 2017, the top ten industry sectors comprising the EURO STOXX 50® Index are: Banks (15.9%), Industrial Goods & Services (10.3%), Personal & Household Goods (9.1%), Chemicals (9.0%), Health Care (7.7%), Technology (7.1%), Insurance (6.7%), Oil & Gas (6.1%), Telecommunications (5.1%), and Utilities (5.1%); industry weightings may be found at stoxx.com/index-details?symbol=sx5e under “Data — Factsheet Information” and are updated periodically. Sector designations are determined by the underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

As of June 30, 2017, the eight countries which comprise the EURO STOXX 50® Index represent the following weights in the index: France (36.0%), Germany (33.1%), Spain (10.8%), Netherlands (9.8%), Italy (4.7%), Belgium (3.1%), Finland (1.3%), and Ireland (1.1%); country weightings may be found at stoxx.com/index-details?symbol=sx5e under “Data — Factsheet Information” and are updated periodically. Percentages may not sum to 100% due to rounding.

The above information supplements the description of the EURO STOXX 50® Index found in the accompanying General Terms Supplement. This information was derived from information prepared by the basket underlier sponsor, however, the percentages we have listed above are approximate and may not match the information available on the basket underlier sponsor’s website due to subsequent corporation actions or other activity relating to a particular stock. For more details about the EURO STOXX 50® Index, the basket underlier sponsor and license agreement between the basket underlier sponsor and the issuer, see “The Underliers — EURO STOXX 50® Index” in the accompanying General Terms Supplement.

We have entered into an agreement with STOXX providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the EURO STOXX 50®, which is owned and published by STOXX, in connection with certain securities, including the notes.

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The EURO STOXX 50® Index is the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland (“STOXX”), Deutsche Börse Group or their licensors, which is used under license. The notes are neither sponsored nor promoted, distributed or in any other manner supported by STOXX, Deutsche Börse Group or their licensors, research partners or data providers and STOXX, Deutsche Börse Group and their licensors, research partners or data providers do not give any warranty, and exclude any liability (whether in negligence or otherwise) with respect thereto generally or specifically in relation to any errors, omissions or interruptions in the EURO STOXX 50® Index or its data.

The FTSE® 100 Index

The FTSE® 100 Index is a market capitalization-weighted index of the 100 most highly capitalized U.K.-listed blue chip companies traded on the London Stock Exchange. The index was developed with a base level of 1,000 as of December 30, 1983. The FTSE® 100 Index is calculated, published and disseminated by FTSE Russell, the trade name of FTSE International Limited and Frank Russell Company, both owned by the London Stock Exchange Group plc (the “Exchange”). Additional information on the FTSE® 100 Index is available from the following website: ftse.com/products/indices/uk. We are not incorporating by reference the website or any material it includes in this Pricing Supplement. FTSE Russell is under no obligation to continue to publish the FTSE® 100 Index and may discontinue publication of the FTSE® 100 Index at any time.

FTSE® 100 Index

Index Stock Weighting by Sector as of July 31, 2017

Sector:*	Percentage (%)**
Oil & Gas	13.85
Chemicals	0.53
Basic Resources	7.61
Construction & Materials	1.17
Industrial Goods & Services	6.59
Automobiles & Parts	0.29
Food & Beverage	3.98
Personal & Household Goods	13.88
Health Care	9.91
Retail	2.15
Media	3.39
Travel & Leisure	4.09
Telecommunications	4.51
Utilities	3.62
Banks	13.95
Insurance	6.64
Real Estate	1.26
Financial Services	1.93
Technology	0.65

* Sector designations are determined by the basket underlier sponsor using criteria it has selected or developed (FTSE Russell classifies index stock weighting by supersectors under the Industry Classification Benchmark). Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

** The sector classification weightings are derived from information prepared by the basket underlier sponsor. Percentages may not sum to 100% due to rounding.

The top five constituent stocks of the FTSE® 100 Index as of July 31, 2017, by weight, are: HSBC Holdings PLC (8.02%); British American Tobacco PLC (5.70%); Royal Dutch Shell PLC Class A (5.05%); BP PLC (4.54%); and Royal Dutch Shell PLC Class B (4.26%).

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The above information supplements the description of the basket underlier found in the accompanying General Terms Supplement. This information was derived from information prepared by the basket underlier sponsor, however, the percentages we have listed above are approximate and may not match the information available on the underlier sponsor’s website due to subsequent corporation actions or other activity relating to a particular stock. For more details about the basket underlier, the basket underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — FTSE® 100 Index” in the accompanying General Terms Supplement.

CIBC will enter into an agreement with FTSE Russell or its affiliates as necessary to provide us and certain of our affiliates or subsidiaries, in exchange for a fee, a non-exclusive license to use the FTSE® 100 in connection with certain securities, including the notes.

All rights in the FTSE® 100 Index vest in FTSE International Limited (“FTSE”). “FTSE®” is a trade mark of the London Stock Exchange Group companies and is used by FTSE under license. The notes have been developed solely by CIBC. The FTSE® 100 Index is calculated by FTSE or its agent. FTSE and its licensors are not connected to and do not sponsor, advise, recommend, endorse or promote the notes and do not accept any liability whatsoever to any person arising out of (a) the use of, reliance on or any error in the FTSE® 100 Index or (b) investment in or operation of the notes. FTSE makes no claim, prediction, warranty or representation either as to the results to be obtained from the notes or the suitability of the FTSE® 100 Index for the purpose to which it is being put by CIBC.

TOPIX

TOPIX, also known as the Tokyo Price Index, is a capitalization weighted index of all the domestic common stocks listed on the First Section of the Tokyo Stock Exchange, Inc., which we refer to as the TSE. Domestic stocks admitted to the TSE are assigned either to the TSE First Section Index, the TSE Second Section Index or the TSE Mothers Index. Stocks listed in the First Section, which number approximately 1,700, are among the most actively traded stocks on the TSE. TOPIX is supplemented by the sub-basket components of the 33 industry sectors and was developed with a base index value of 100 as of January 4, 1968. TOPIX is calculated and published by TSE. Additional information about TOPIX is available on the following website: jpx.co.jp/english/markets/indices/topix. We are not incorporating by reference the website or any material it includes in this Pricing Supplement.

TOPIX

Basket Underlier Stock Weighting by Sector as of June 30, 2017

Sector:*	Percentage (%)**
Electric Appliances	13.18%
Transportation Equipment	8.41%
Banks	8.10%
Information & Communication	8.04%
Chemicals	7.00%
Machinery	5.08%
Retail Trade	4.70%
Pharmaceutical	4.61%
Foods	4.59%
Wholesale Trade	4.38%
Land Transportation	4.21%
Services	3.88%
Construction	3.18%
Others	20.64%

* Sector designations are determined by the basket underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

** Information provided by TSE. Percentages may not sum to 100% due to rounding.

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The above information supplements the description of TOPIX found in the accompanying General Terms Supplement. For more details about TOPIX, the basket underlier sponsor and the license agreement between the basket underlier sponsor and the issuer, see “The Underliers — TOPIX” in the accompanying General Terms Supplement.

CIBC will enter into an agreement with TSE or its affiliates as necessary to provide us and certain of our affiliates or subsidiaries, in exchange for a fee, a non-exclusive license to use TOPIX, which is sponsored, calculated and published by TSE, in connection with certain securities, including the notes.

TOPIX Value and TOPIX Marks are subject to the proprietary rights owned by TSE and TSE owns all rights and know-how relating to the TOPIX such as calculation, publication and use of TOPIX Value and relating to TOPIX Marks. TSE shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of TOPIX Value or to change TOPIX Marks or cease the use thereof. TSE makes no warranty or representation whatsoever, either as to the results stemmed from the use of TOPIX Value and TOPIX Marks or as to the figure at which TOPIX Value stands on any particular day. TSE gives no assurance regarding accuracy or completeness of TOPIX Value and data contained therein. Further, TSE shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of TOPIX Value. No securities are in any way sponsored, endorsed or promoted by the TSE. TSE shall not bear any obligation to give an explanation of the notes or an advice on investments to any purchaser of the notes or to the public. TSE neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the notes, for calculation of TOPIX Value. Including but not limited to the foregoing, the TSE shall not be responsible for any damage resulting from the issue and sale of the notes.

Swiss Market Index (SMI®)

The SMI®, which we also refer to in this description as the “index”:

•                  was first launched with a base level of 1,500 as of June 30, 1988; and

•                  is sponsored, calculated, published and disseminated by SIX Group Ltd., certain of its subsidiaries, and the Management Committee of the SIX Swiss Exchange.

The index is a price return float-adjusted market capitalization-weighted index of the 20 largest stocks traded on the Swiss Stock Exchange. The SIX Swiss Exchange has outsourced certain aspects of the benchmark determination process, essentially the development and maintenance of its indices as described below, to STOXX Limited in Zurich, Switzerland. All matters regarding the index that require a decision, including regarding processes outsourced to STOXX, are submitted to the Management Committee. The Management Committee of the SIX Swiss Exchange is supported by an Index Commission in all index-related matters, notably in connection with changes to the index rules and adjustments, additions and exclusions outside of the established review and acceptance period. The Index Commission meets at least twice annually.

As of December 30, 2016, the top ten constituents of the index (and their respective weightings in the index) were: Nestle SA (22.72%); Novartis AG (19.45%); Roche Holding AG (16.33%); UBS AG (5.75%); Zurich Insurance Group (4.22%); ABB Ltd (4.00%); Syngenta AG (3.72%); Richemont SA (3.52%); Swiss Re AG (3.11%); and Credit Suisse Group AG (2.89%).

As of December 30, 2016, the ICB industry sectors in the index (and their respective weights) were: Basic Materials (5.2%), Consumer Goods (27.2%), Financials (17.9%), Health Care (38.2%), Industrials (10.4%) and Telecommunications (1.2%) (may not sum to 100% due to rounding). Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

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SMI® Composition and Selection Criteria

The index is comprised of the 20 highest ranked stocks traded on the Swiss Stock Exchange that have a free float of 20% or more and that are not investment companies. The equity universe is largely Swiss domestic companies, although in some cases foreign issuers with a primary listing on the Swiss Stock Exchange that submit to certain reporting requirements or investment companies that do not hold any shares of any other eligible company and that have a primary listing on the Swiss Stock Exchange may be included.

The ranking of each security is determined by a combination of the following criteria:

•                  average free-float market capitalization over the last 12 months (compared to the capitalization of the entire Swiss Stock Exchange index family), and

•                  cumulative on order book turnover over the last 12 months (compared to the total turnover of the Swiss Stock Exchange index family).

Each of these two factors is assigned a 50% weighting in ranking the stocks eligible for the index.

The index is reconstituted annually after prior notice of at least two months on the third Friday in September after the close of trading. For companies that were listed during the last 12 months, the cumulated on order book turnover generally excludes the first 5 trading days in the calculation. The ordinary index reconstitution is based on data from the previous July 1 through June 30. Provisional interim selection (ranking) lists based on the average free-float market capitalization and cumulative on order book turnover over the last 12 months are also published at the cut off dates March 31, September 30 and December 31.

In order to reduce turnover, an index constituent will not be replaced unless it is ranked below 23 or, if it is ranked 21 or 22, if another share ranks 18 or higher. If a company has primary listings on several exchanges and less than 50% of that company’s total turnover is generated on the Swiss Stock Exchange, it will not be included in the index unless it ranks at least 18 or better on the selection list solely on the basis of its turnover on those exchanges on which it has a primary listing (i.e., without considering its free float).

Maintenance of the Index

Constituent Changes. In the case of major market changes as a result of capital events such as mergers or new listings, the Management Committee of the SIX Swiss Exchange can decide at the request of the Index Commission that a security should be admitted to the index outside the annual review period as long as it clearly fulfills the criteria for inclusion. For the same reasons, a security can also be excluded if the requirements for admission to the index are no longer fulfilled. As a general rule, extraordinary acceptances into the index take place after a three-month period on a quarterly basis after the close of trading on the third Friday of March, June, September and December (for example, a security listed on or before the 5th trading day prior to the end of November cannot be included until the following March). If a delisting has been confirmed, it will be removed from the index at the next upcoming ordinary quarterly adjustment date (March, June, September and December) with a notice period of at least five days. An announced insolvency is deemed to be an extraordinary event and the security will be removed from the index five trading days’ prior notice if the circumstances permit such notice.

Number of Shares and Free Float. The securities included in the index are weighted according to their free float. This means that shares deemed to be in firm hands are subtracted from the total market capitalization of that company. The free float is calculated on the basis of outstanding shares. Issued and outstanding equity capital is, as a rule, the total amount of equity capital that has been fully subscribed and wholly or partially paid in and documented in the Commercial Register. Not counting as issued and outstanding equity capital are the approved capital and the conditional capital of a company. The free float is calculated on the basis of listed shares only. If a company offers several different categories of listed participation rights, each is treated separately for the purposes of index calculation.

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Fundamentally deemed to be shares held in firm hands are shareholdings that have been acquired by one person or a group of persons in companies domiciled in Switzerland and which, upon exceeding 5%, have been reported to the SIX Swiss Exchange. Shares of persons and groups of persons who are subject to a shareholder agreement which is binding for more than 5% of the listed shares or who, according to publicly known facts, have a long-term interest in a company are also deemed to be in firm hands.

For the calculation of the number of shares in firm hands, the SIX Swiss Exchange may also use other sources than the reports submitted to it. In particular, the SIX Swiss Exchange may use data gained from issuer surveys that it conducts itself.

In general, shares held by custodian nominees, trustee companies, investment funds, pension funds and investment companies are deemed free-floating regardless of whether a report has been made to the SIX Swiss Exchange. The SIX Swiss Exchange classifies at its own discretion persons and groups of persons who, because of their area of activity or the absence of important information, cannot be clearly assigned.

The free-float rule applies only to bearer shares and registered shares. Capital issued in the form of participation certificates (“Partizipationsscheine”) and bonus certificates (“Genussscheine”) is taken into full account in calculating the index because it does not confer voting rights.

The number of securities in the index and the free-float factors are adjusted after the close of trading on four adjustment dates per year, the third Friday of March, June, September and December. Such changes are provisionally pre-announced at least one month before the adjustment date, although the index sponsor reserves the right to take account of recent changes up to five trading days before the adjustment date in the actual adjustment.

In order to avoid frequent slight changes to the weighting and to maintain the stability of the index, any extraordinary change of the total number of outstanding securities or the free float will only result in an extraordinary adjustment if it exceeds 10% and 5% respectively, occurs from one trading to the next and is in conjunction with a corporate action.

After a takeover, the index sponsor may, in exceptional cases, adjust the free float of the company in question upon publication of the end results after a five-day notification period or may exclude the security from the relevant index family. When an insolvency has been announced, an extraordinary adjustment will be made and the affected security will be removed from the index after five trading days’ notice, and a replacement will be determined based on the current selection list.

The index sponsor reserves the right to make an extraordinary adjustment, in exceptional cases, without observing the notification period.

Calculation of the Index

The index sponsor calculates the index using the “Laspeyres formula,” with a weighted arithmetic mean of a defined number of securities issues. The formula for calculating the index value can be expressed as follows:

Swiss Market Index =	Free Float Market Capitalization of the SMI®
Divisor

The “free float market capitalization of the SMI®” is equal to the sum of the product of the last-paid price, the number of shares, the free float factor and, if a foreign stock is included, the current CHF exchange rate as of the time the index value is being calculated. (As of December 9, 2016 all stocks in the index are denominated in Swiss Francs, known as CHF). The index value is calculated in real time and is updated whenever a trade is made in a component stock. Where any index component stock price is unavailable on any trading day, the index sponsor will use the last reported price for such component stock. Only prices from the SIX Swiss Exchange’s electronic order book are used in calculating the index.

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Divisor Value and Adjustments

The divisor is a technical number used to calculate the index and is adjusted to reflect changes in market capitalization due to corporate events.

Below are common corporate events and their impact on the divisor of the index:

Event	Divisor Change?
Regular cash dividend	No
Repayments of capital through reduction of a share’s par value	No
Special dividends, anniversary bonds and other extraordinary payments that, contrary to the company’s usual dividend policy, are paid out or declared extraordinary.	Yes
Share dividends (company’s own shares)	No
Share dividend (shares of another company)	Yes

The index sponsor reserves the right to respond to any other corporate events with divisor adjustments or, in extraordinary circumstances, to depart from the provisions set forth above.

License Agreement between SIX Swiss Exchange and CIBC

CIBC will enter into an agreement with SIX Swiss Exchange AG or its affiliates as necessary to provide us and certain of our affiliates or subsidiaries, in exchange for a fee, a non-exclusive license to use the SMI®, which is owned and published by the SIX Swiss Exchange, in connection with certain securities, including the notes.

The SIX Swiss Exchange and its licensors (the “Licensors”) have no relationship to us, other than the licensing of the SMI® and the related trademarks for use in connection with the notes.

The SIX Swiss Exchange and its Licensors do not sponsor, endorse, sell or promote the notes; recommend that any person invest in the notes; have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes; have any responsibility or liability for the administration, management or marketing of the notes; or consider the needs of the notes or the owners of the notes in determining, composing or calculating the SMI® or have any obligation to do so.

The SIX Swiss Exchange and its Licensors will not have any liability in connection with the notes. Specifically, the SIX Swiss Exchange and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about: the results to be obtained by the notes, the owners of the notes or any other person in connection with the use of the SMI® and the data included in the SMI®; the accuracy or completeness of the SMI® and its data; and the merchantability and the fitness for a particular purpose or use of the SMI® and its data. The SIX Swiss Exchange and its Licensors will have no liability for any errors, omissions or interruptions in the SMI® or its data. Under no circumstances will the SIX Swiss Exchange or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if the SIX Swiss Exchange or its Licensors knows that they might occur. The licensing agreement between us and the SIX Swiss Exchange will be solely for our benefit and the benefit the SIX Swiss Exchange and not for the benefit of the owners of the notes or any other third parties.

S&P/ASX 200

The S&P/ASX 200, which we also refer to in this description as the “index”:

•                  is sponsored, calculated, published and disseminated by S&P Dow Jones Indices LLC, a part of McGraw Hill Financial (“S&P”);

•                  was acquired and re-launched by its current index sponsor on April 3, 2000; and

•                  is the responsibility of the S&P/ASX Index Committee (“Index Committee”), comprised of five voting

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members representing S&P and the Australian Securities Exchange.

The index includes 200 companies and covers approximately 80% of the Australian equity market by float-adjusted market capitalization. As discussed below, the S&P/ASX 200 is not limited solely to companies having their primary operations or headquarters in Australia or to companies having their primary listing on the Australian Securities Exchange, which we refer to as the ASX. All ordinary and preferred shares (if such preferred shares are not of a fixed income nature) listed on the ASX, including secondary listings, are eligible for the index. Hybrid stocks such as convertible stocks, bonds, warrants, preferred stock that provides a guaranteed fixed return and listed investment companies are not eligible for inclusion. Stocks currently under consideration for merger or acquisition are not eligible for inclusion or promotion to the index.

As of July 31, 2017, the top 10 index stocks by weight were the following: Commonwealth Bank Australia, Westpac Banking Corp., ANZ Banking Group, BHP Billiton Ltd., National Australia Bank Ltd., CSL Ltd., Telstra Corp Ltd., Wesfarmers Ltd., Woolworths Ltd., and Macquarie Group Ltd.

As of July 31, 2017, the 11 GICS industry sectors represented by stocks in the index include: Financials (38.0%), Materials (16.7%), Real Estate (8.0%), Consumer Staples (7.1%), Industrials (7.1%), Health Care (7.0%), Consumer Discretionary (4.9%), Energy (4.0%), Telecommunication Services (3.6%), Utilities (2.2%), and Information Technology (1.4%). Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

As of July 31, 2017, the countries of domicile included in the index and their relative weights were: Australia (98.5%), New Zealand (0.60%), United States (0.5%), and the United Kingdom (0.4%).

The S&P/ASX 200 Index is intended to provide exposure to the largest 200 eligible securities that are listed on the ASX by float-adjusted market capitalization. Constituent companies for the S&P/ASX 200 Index are chosen based on market capitalization, public float and liquidity. All index-eligible securities that have their primary or secondary listing on the ASX are included in the initial selection of stocks from which the 200 index stocks may be selected.

The float-adjusted market capitalization of companies is determined based on the daily average market capitalization over the last six months. The security’s price history over the last six months, the latest available shares on issue and the investable weight factor, which we refer to as the IWF, are the factors relevant to the calculation of daily average market capitalization. The IWF is a variable that is primarily used to determine the available float of a security for ASX listed securities.

Number of Shares

When considering the index eligibility of securities for inclusion or promotion into S&P/ASX indices, the number of index securities under consideration is based upon the latest available ASX quoted securities. For domestic securities (companies incorporated in Australia and traded on the ASX, companies incorporated overseas but exclusively listed on the ASX and companies incorporated overseas and traded on other markets but most of its trading activity is on the ASX), this figure is purely based upon the latest available data from the ASX.

Foreign-domiciled securities may quote the total number of securities on the ASX that is representative of their global equity capital; whereas other foreign-domiciled securities may quote securities on the ASX on a partial basis that represents their Australian equity capital. In order to overcome this inconsistency, S&P will quote the number of index securities that are represented by CHESS Depositary Interests (CDIs) for a foreign entity. When CDIs are not issued, S&P will use the total securities held on the Australian register (CHESS and, where supplied, the issuer sponsored register). This quoted number for a foreign entity is representative of the Australian equity capital, thereby allowing the index to be reflective of the Australian market.

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The number of CDIs or shares of a foreign entity quoted on the ASX can experience more volatility than is typically the case for ordinary shares on issue. Therefore, an average number on issue will be applied over a six-month period.

Where CDI information is not supplied to the ASX by the company or the company’s share register, estimates for Australian equity capital will be drawn from CHESS data and, ultimately, registry-sourced data.

IWF

The IWF represents the float-adjusted portion of a stock’s equity capital. Therefore, any strategic holdings that are classified as either corporate, private or government holdings reduce the IWF which, in turn, results in a reduction in the float-adjusted market capital. Shares owned by founders, directors of the company, trusts, venture capitalists and other companies are also excluded. These are also deemed strategic holders, and are considered long-term holders of a stock’s equity. Any strategic shareholdings that are greater than 5% of total issued shares are excluded from the relevant float.

The IWF ranges between 0 and 1, is calculated as 1 — Sum of the % held by strategic shareholders who possess 5% or more of issued shares, and is an adjustment factor that accounts for the publicly available shares of a company. A company must have a minimum IWF of 0.3 to be eligible for index inclusion.

S&P identifies the following shareholders whose holdings are considered to be control blocks and are subject to float adjustment:

•                  Government and government agencies;

•                  Controlling and strategic shareholders/partners;

•                  Any other entities or individuals which hold more than 5%; excluding insurance companies, securities companies and investment funds;

•                  Other restricted portions such as treasury stocks.

Liquidity Test

Only stocks that are regularly traded are eligible for inclusion. Eligible stocks are considered for index inclusion based on their stock median liquidity (median daily value traded divided by its average float-adjusted market capitalization for the last six months) relative to the market capitalization weighted average of the stock median liquidities of the 500 constituents of the All Ordinaries index, another member of the S&P/ASX index family.

Index Maintenance

S&P rebalances the index constituents quarterly to ensure adequate market capitalization and liquidity based on the previous six months’ worth of data. Quarterly review changes take effect after the market close on the third Friday of March, June, September and December. Eligible stocks are considered for index inclusion based on their float-adjusted market capitalization rank relative to the stated quota of 200 securities. For example, a stock that is currently in the S&P/ASX 300 and is ranked at 175, based on float-adjusted market capitalization, within the universe of eligible securities may be considered for inclusion into the index, provided that liquidity hurdles are met.

In order to limit the level of index turnover, eligible securities will only be considered for index inclusion once another stock is excluded due to a sufficiently low rank and/or liquidity, based on the float-adjusted market capitalization. Potential index inclusions and exclusions need to satisfy buffer requirements in terms of the rank of the stock relative to a given index. In order to be added to the index, a stock must be ranked 179th or higher, and in order to be deleted from the index, a stock must be ranked 221st or lower. The buffers are established to limit the level of index turnover that may take place at each quarterly rebalancing. The buffers serve as guidelines for arriving at any potential constituent changes to the index, however, these rules can be by-passed when circumstances warrant.

Between rebalancing dates, an index addition is generally made only if a vacancy is created by an index deletion.

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Index additions are made according to float-adjusted market capitalization and liquidity. An initial public offering is added to the index only when an appropriate vacancy occurs and is subject to proven liquidity for at least two months. An exception may be made for extraordinary large offerings where sizeable trading volumes justify index inclusion.

Deletions can occur between index rebalancing dates due to acquisitions, mergers and spin-offs or due to suspension or bankruptcies. The decision to remove a stock from the index will be made once there is sufficient evidence that the transaction will be completed. Stocks that are removed due to mergers & acquisitions activity are removed from the index at the cash offer price for cash-only offers. Otherwise the best available price in the market is used.

Share numbers for all index constituents are updated quarterly and are rounded to the nearest thousand. The update to the number of issued shares will be considered if the change is at least 5% of the float adjusted shares or A$100 million in value.

Share updates for foreign-domiciled securities will take place annually at the March rebalancing. The update to the number of index shares will only take place when the 6-month average of CDIs or the total securities held in the Australian branch of the issuer sponsored register (where supplied) and in CHESS, as of the March rebalancing, differs from the current index shares by either 5% or a market-cap dollar amount greater than A$ 100 million. Where CDI information is not supplied to the ASX by the company or the company’s share register, estimates for Australian equity capital will be drawn from CHESS data and, ultimately, registry-sourced data.

Intra quarter share changes are implemented at the effective date or as soon as reliable information is available; however, they will only take place in the following circumstances:

•                  Changes in a company’s float-adjusted shares of 5% or more due to market-wide shares issuance;

•                  Rights issues, bonus issues and other major corporate actions; and

•                  Share issues resulting from index companies merging and major off-market buy-backs.

Share changes due to mergers or acquisitions are implemented when the transaction occurs, even if both of the companies are not in the same index and regardless of the size of the change.

IWFs are reviewed annually as part of the September quarterly review. However, any event that alters the float of a security in excess of 5% will be implemented as soon as practicable by an adjustment to the IWF.

The function of the IWF is also to manage the index weight of foreign-domiciled securities that quote shares on the basis of CDIs. Due to the volatility that is displayed by CDIs, unusually large changes in the number of CDIs on issue could result. Where this is the case, the IWF may be used to limit the effect of unusually large changes in the average number of CDIs (and, thereby, limit the potential to manipulate this figure). Where the Index Committee sees fit to apply the IWF in this manner, the rationale for the decision will be announced to the market. This will be reviewed annually at the March-quarter index rebalancing date.

Index Calculation

The index is calculated using a base-weighted aggregate methodology. The value of the index on any day for which an index value is published is determined by a fraction, the numerator of which is the sum for all index stocks of the products of the price of each stock in the index times the number of shares of such stock included in the index times that stock’s IWF, and the denominator of which is the divisor, which is described more fully below.

In order to prevent the value of the index from changing due to corporate actions, all corporate actions may require S&P to make an index or divisor adjustment. This helps maintain the value of the index and ensures that the movement of the index does not reflect the corporate actions of the individual companies that comprise the index.

The table below summarizes the types of index adjustments and indicates whether the corporate action will require

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a divisor adjustment:

Type of Corporate Action	Index Treatment	Divisor Adjustment Required
Cash dividend	None	No
Special Cash Dividend	Price adjustment needed	Yes
Stock dividend and/or split	Shares are multiplied by and price is divided by the split factor	No
Stock dividend from class A shares into existing class B shares, both of which are included in the index	Adjustment for price of A; adjustment for shares in B	Yes
Stock dividend of different class, same company and is not included in the index	Price adjustment	Yes
Reverse Split	Adjustment for price and shares	No
Rights Offering	Adjustment for price and shares	Yes
Rights offering for a new line	Adjustment for price	Yes
New share issuance	Adjustment for shares	Yes
Reduction of capital	Share adjustment	Yes
New addition to index	Share adjustment	Yes
Deletion from index	Share adjustment	Yes
Merger (acquisition by index company for stock)	Share increase	Yes

A company that is spun-off from an index constituent will be added to the index at a zero price on the ex-date. If the spun-off company is not eligible to be included in the index based on its float adjusted market capitalization then it will be removed from the index after at least one day of regular way trading.

In situations where an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, S&P will calculate the closing price of the indices based on (1) the closing prices published by the exchange, or (2) if no closing price is available, the last regular trade reported for each security before the exchange closed. If the exchange fails to open due to unforeseen circumstances, S&P treats this closure as a standard market holiday. The index will use the prior day’s closing prices and shifts any corporate actions to the following business day. If all exchanges fail to open or in other extreme circumstances, S&P may determine not to publish the index for that day.

S&P reserves the right to recalculate the index under certain limited circumstances. S&P may choose to recalculate and republish an index if it is found to be incorrect or inconsistent within two trading days of the publication of the index level in question for one of the following reasons:

•                  Incorrect or revised closing price

•                  Missed corporate event

•                  Late announcement of a corporate event

•                  Incorrect application of corporate action or index methodology

Any other restatement or recalculation of an index is only done under extraordinary circumstances to reduce or avoid possible market impact or disruption as solely determined by the Index Committee.

License Agreement between S&P Dow Jones Indices LLC and CIBC

We and S&P have entered into a non-transferable, non-exclusive license agreement providing for the sublicense to

PRS-29

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us, in exchange for a fee, of the right to use the S&P/ASX 200 in connection with the issuance of the notes.

The license agreement between us and S&P provides that the following language must be stated in this document:

The S&P/ASX 200 is a product of S&P, and has been licensed for use by us. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; and these trademarks have been licensed for use by S&P and sublicensed for certain purposes by us. The notes are not sponsored, endorsed, sold or promoted by S&P, Standard & Poor’s Financial Services LLC, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P/ASX 200 to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the S&P/ASX 200 is the licensing of the S&P/ASX 200 and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors. The S&P/ASX 200 is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the S&P/ASX 200. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P/ASX 200 will accurately track S&P/ASX 200 performance or provide positive investment returns. S&P is not an investment advisor. Inclusion of a security within an S&P/ASX 200 is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P/ASX 200.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P/ASX 200 OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P/ASX 200 OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

PRS-30

Capped Leveraged Buffered Basket-Linked Notes due

Historical Closing Levels of the Basket Underliers

The respective closing level of the basket underliers have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of any of the basket underliers during the period shown below is not an indication that the basket underliers are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the basket or the basket underliers as an indication of the future performances of the basket underliers. Before investing in the offered notes, you should consult publicly available information to determine the level of the basket underliers between the date of this Pricing Supplement and the date of your purchase of the offered notes. We cannot give you any assurance that the future performance of the basket, basket underliers or the basket underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket or the basket underliers. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this Pricing Supplement and the date of your purchase of the offered notes. The actual performance of the basket and the basket underliers over the life of the offered notes, as well as the cash settlement amount at maturity, may bear little relation to the historical levels shown below.

The graphs below show the daily historical closing levels of the EURO STOXX 50® Index, the FTSE® 100 Index, the TOPIX, the Swiss Market Index and the S&P/ASX 200 Index from August 18, 2007 through August 18, 2017. The graphs are for illustrative purposes only. We obtained the closing levels in the graphs below from Bloomberg Financial Services, without independent verification.

PRS-31

Capped Leveraged Buffered Basket-Linked Notes due

PRS-32

Capped Leveraged Buffered Basket-Linked Notes due

Historical Basket Levels

The following graph is based on the basket closing level for the period from August 18, 2007 through August 18, 2017 assuming that the basket closing level was 100 on August 18, 2007. We derived the basket closing levels based on the method to calculate the basket closing level as described in this Pricing Supplement and on actual closing levels of the relevant basket underliers on the relevant date. The basket closing level has been normalized such that its hypothetical level on August 18, 2007 was 100. As noted in this Pricing Supplement, the initial basket level will be set at 100 on the trade date. The basket closing level can increase or decrease due to changes in the levels of the basket underliers.

Basket Performance

PRS-33

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THE BANK’S ESTIMATED VALUE OF THE NOTES

The Bank’s estimated value of the notes set forth on the cover of this Pricing Supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The Bank’s estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors Specific to Your Notes — The Bank’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt” in this Pricing Supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors Specific to Your Notes — The Bank’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this Pricing Supplement.

The Bank’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to the Bank and other affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Additional Risk Factors Specific to Your Notes — The Bank’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this Pricing Supplement.

PRS-34

Capped Leveraged Buffered Basket-Linked Notes due

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Pursuant to the terms of a distribution agreement, the Bank expects to agree to sell to CIBCWM, and CIBCWM expects to agree to purchase from the Bank, the aggregate face amount of the offered notes specified on the front cover of this Pricing Supplement. CIBCWM proposes initially to offer the notes to the public at the price to public set forth on the cover page of this Pricing Supplement and to certain unaffiliated securities dealers at such price.

The Bank owns, directly or indirectly, all of the outstanding equity securities of CIBCWM.  In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We expect to deliver the notes against payment therefor in New York, New York on         , 2017, which is expected to be the fifth scheduled business day following the date of this Pricing Supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes are expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

The Bank may use this Pricing Supplement in the initial sale of the notes.  In addition, CIBCWM or another of the Bank’s affiliates may use this Pricing Supplement in market-making transactions in any notes after their initial sale.  Unless CIBCWM or we inform you otherwise in the confirmation of sale, this Pricing Supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the issue date at which it would be willing to repurchase the notes will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately three months after the trade date, the price at which CIBCWM may repurchase the notes is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the original issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the notes will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the notes, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the notes shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the notes at that time, and could be lower than CIBCWM’s price. See the section titled “Supplemental Plan of Distribution — Conflicts of Interest” in the accompanying Prospectus Supplement.

The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes.

PRS-35

Capped Leveraged Buffered Basket-Linked Notes due

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the notes.  The following summary is not complete and is both qualified and supplemented by the discussion entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying Product Supplement No. 6, which you should carefully review prior to investing in the notes.

The U.S. federal income tax considerations of your investment in the notes are uncertain.  No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes.  In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as prepaid cash-settled derivative contracts.  Pursuant to the terms of the notes, you agree to treat the notes in this manner for all U.S. federal income tax purposes.  If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction and the amount that you paid for your notes.  Such gain or loss should generally be treated as long-term capital gain or loss if you have held your notes for more than one year.

The expected characterization of the notes is not binding on the IRS or the courts.  It is possible that the IRS would seek to characterize the notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying Product Supplement No. 6. Such alternate treatments could include a requirement that a holder accrue ordinary income over the life of the notes or treat all gain or loss at maturity as ordinary gain or loss.  For a more detailed discussion of certain alternative characterizations with respect to the notes and certain other considerations with respect to an investment in the notes, you should consider the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences” of Product Supplement No. 6.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

U.S. tax rules treat certain financial products issued to non-U.S. holders in 2017 or thereafter as giving rise to withholdable dividend equivalent payments when the financial product provides a payment or credit in respect of dividend payments on certain U.S. underliers.  These rules do not apply if the financial product references a qualified index and does not contain short positions on more than 5 percent of the components within the index.  Additionally, Treasury Regulations exclude financial products issued prior to 2019 that are not “delta-one” with respect to underlying securities that could pay withholdable dividend equivalent payments. In the opinion of Mayer Brown LLP, these rules should not apply to the notes.

PRS-36

Capped Leveraged Buffered Basket-Linked Notes due

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this Pricing Supplement and who for the purposes of the Canadian Tax Act and the regulations thereto and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note, and (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of CIBC’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences — Canadian Taxation” in the accompanying Prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder.  Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own tax advisors regarding the consequences to them of a disposition of the notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

PRS-37

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We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this Pricing Supplement, the accompanying Product Supplement No.6, the accompanying General Terms Supplement, the accompanying Prospectus Supplement or the accompanying Prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This Pricing Supplement, the accompanying Product Supplement No. 6, the accompanying General Terms Supplement, the accompanying Prospectus Supplement and the accompanying Prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Pricing Supplement, the accompanying Product Supplement No. 6, the accompanying General Terms Supplement, the accompanying Prospectus Supplement and the accompanying Prospectus is current only as of the respective dates of such documents.

Pricing Supplement

Page
About this Pricing Supplement	PRS-2
Summary Information	PRS-3
Hypothetical Examples	PRS-7
Additional Risk Factors Specific to Your Notes	PRS-14
The Basket and the Basket Underliers	PRS-19
The Bank’s Estimated Value of the Notes	PRS-34
Supplemental Plan of Distribution (Conflicts of Interest)	PRS-35
Certain United States Federal Income Tax Considerations	PRS-36
Certain Canadian Federal Income Tax Considerations	PRS-37

Product Supplement No.6 dated May 1, 2017
Summary Information	PS-1
Hypothetical Returns on the Underlier-Linked Notes	PS-9
Additional Risk Factors Specific to the Underlier-Linked Notes	PS-28
General Terms of the Underlier-Linked Notes	PS-32
Use of Proceeds	PS-37
Hedging	PS-37
Supplemental Discussion of U.S. Federal Income Tax Consequences	PS-38
Supplemental Discussion of Canadian Federal Income Tax Consequences	PS-44
Certain U.S. Benefit Plan Investor Considerations	PS-45
General Terms Supplement No. 1 dated May 1, 2017
Additional Risk Factors Specific to the Notes	GTS-1
Supplemental Terms of the Notes	GTS-10
The Underliers	GTS-26
S&P 500® Index	GTS-29
MSCI Indices	GTS-34
Hang Seng China Enterprises Index	GTS-42
Russell 2000® Index	GTS-46
FTSE® 100 Index	GTS-52
EURO STOXX 50® Index	GTS-57
TOPIX	GTS-62
The Dow Jones Industrial AverageTM	GTS-66
The iShares® MSCI Emerging Markets ETF	GTS-69
Use of Proceeds	GTS-71
Hedging	GTS-71
Prospectus Supplement dated March 28, 2017
About this Prospectus Supplement	S-1
Risk Factors	S-1
Use of Proceeds	S-7
Description of the Notes We May Offer	S-7
Supplemental Plan of Distribution (Conflicts of Interest)	S-24
Prospectus dated March 28, 2017
About this Prospectus	i
Forward-Looking Statements	i
Available Information	iii
Documents Incorporated by Reference	iii
Presentation of Financial Information	iv
Canadian Imperial Bank of Commerce	1
Risk Factors	1
Use of Proceeds	1
Ratios of Earnings to Fixed Charges	1
Description of Senior Debt Securities	2
Material Income Tax Consequences	17
Plan of Distribution	26
Certain U.S. Benefit Plan Investor Considerations	28
Limitations on Enforcement of U.S. Laws Against CIBC, Its Management and Others	29
Legal Matters	30
Experts	30

PRS-38

$

Canadian Imperial Bank of Commerce
Senior Global Medium-Term Notes (Structured Notes)
Capped Leveraged Buffered Basket-Linked Notes due

CIBC World Markets